Exhibit 99.6

October 17, 2018

Mr. Matthew Link

Dear Matt:

NuVasive, Inc. (the “Company”) is pleased to offer to you the position of President, Strategy, Technology and Corporate Development (“President”) subject to the terms and conditions of this letter agreement.  As President, you will continue to be a full-time employee of the Company based in San Diego, California, a Section 16 Officer, and you will continue to report directly to the Company’s Chief Executive Officer.

1. Commencement Date and “At-Will” Employment. Your employment with the Company in the role of President will commence on or about November 5, 2018 (the “Commencement Date”).  Your employment as President will be “at-will”, meaning that it will not be for any specific term and may be terminated by you or by the Company at any time, with or without cause and with or without notice. The at-will nature of your employment shall constitute the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which either you or the Company may terminate your employment relationship.

2. Compensation and Benefits.

Base Salary and Bonus. Your base salary will remain $500,000 per year, less applicable taxes and other withholdings, which will be paid in accordance with Company’s normal payroll practices.  You will remain eligible for the Company’s Annual Bonus Plan with a target opportunity of 90% of your base salary; with the actual payout based on achievement of the plan-specified 2018 performance measures as established by the Company’s Board of Directors (“Board”).

Long-term Incentive Awards. You will be granted a long-term incentive (“LTI”) award on December 3, 2018, with an aggregate grant date face value of $2,500,000, to be comprised of the following: (i) 50% time-based restricted stock units (“RSUs”) subject to cliff vesting on the three-year anniversary of the date of grant and (ii) 50% performance cash subject to cliff vesting on the 18-month anniversary of the date of grant (and subject to the satisfaction of performance conditions established to be established mutually between you and the Company’s Chief Executive Officer by December 31, 2018).  The number of shares subject to such RSU awards shall be determined by dividing the grant date face value by the closing stock price on the date of grant. In the event of termination of employment by the Company other than for “Cause” prior to the vesting of such LTI awards in full, such LTI awards shall vest pro-rata based on the number of months of service from the date of grant through such termination date, using a denominator of 36 months for the RSUs and 18 months for the performance cash (with a performance multiplier of 100%).  For purpose of this section “Cause” shall have the same meaning as defined in your existing Change in Control Agreement (“CIC”).

Benefits. You will continue to be eligible to apply for all standard benefits available to other full-time Company Shareowners (employees), subject to the Company’s policies, the applicable plan documents and benefit plan provisions.  Additionally, you will continue to be eligible for the Company’s executive benefits package.  All compensation, benefits and employer policies and programs will be administered in accordance with the respective the Company’s policies, plans and procedures. The Company reserves the right to change or eliminate these policies and programs at any time during the course of your employment, without notice.

3. Severance and CIC. You will continue to be eligible for severance benefits as provided in the Company’s Amended and Restated Executive Severance Plan as in effect on the Commencement Date and without regard to any amendments or termination thereof.  You will also continue to be eligible for change in control benefits pursuant to your previously executed CIC.

4. Compliance with Company Policies and Procedures.  You will continue to be required to comply with all Company policies and procedures. You will also continue to be subject to the Company’s stock ownership guidelines, as determined from time-to-time by the Compensation Committee of the Board, which require that you, as a Section 16 Officer, have holdings in Company stock equal to two times (2x) your base salary.

Please sign below and return the fully executed letter agreement to Pete Leddy. We are looking forward to having you continue as part of the NuVasive team.

Very truly yours,

NUVASIVE, INC.

By:	/s/ Gregory T. Lucier
Gregory T. Lucier

I have read this letter in its entirety and agree with the terms and conditions set forth in this letter agreement.

/s/ Matthew Link
Matthew Link

Dated: October 17, 2018